TIME NOTE
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EL TORO, CALIFORNIA

$22,000.00        9 AUGUST, 1991


FOR VALUE RECEIVED, the undersigned promises to pay, in installments herein state, to the order of GEORGE E. WILLIAMS, the principal sum of Twenty two thousand and 00/000 Dollars ($22,000.00) together with interest thereon at the rate of ten percent (10%) per annum (computed on the basis of a 360-day year) from 1 Sept. 1991, payable monthly on the 1st day of each month, beginning on the 1st day of January 1992 at the following rate:
         January thru June 1992 -- $500.00 per month
         July 1992 thru December 1993 --- $1,000.00 per month
         Lump sum payment of balance on or before 31 December 1993

Should a payment not be made within 15 days of the due date, a late charge of Twenty-five Dollars ($25.00) shall be due and payable in addition to the payment amount.

Each payment shall be credited first on interest then due and the remainder on principal; and interest shall thereupon cease upon the principal so credited. Should default be made in payment of any installment when due the whole sum of principal and interest shall become immediately due at the option of the holder of this note. Interest after default shall continue at the rate stated above. Principal and interest payable in lawful money of the United States. Title to this note shall not be transferred without the expressed agreement of undersigned executor. If action be instituted on this note, the undersigned promises to pay such sum as the Court may fix as attorney's fees.


                                       MAKER:
                                           WILKES PUBLISHING CORPORATION

                                           BY; /s/ ARTHUR L. WILKES
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                                               Arthur L. Wilkes
                                               President